As filed with the Securities and Exchange Commission on March 3, 2020

Registration No. 333-221277

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-221277

UNDER

THE SECURITIES ACT OF 1933

EP ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-3472728 (I.R.S. Employer Identification No.)

1001 Louisiana Street
Houston, Texas 77002
(Address of principal executive offices, including zip code)

EP Energy Corporation
Employment Inducement Plan
(Full title of the plan)

Jace D. Locke
EP Energy Corporation
1001 Louisiana Street
Houston, Texas 77002

(Name and address of agent for service)

(713) 997-1200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

On November 1, 2017, EP Energy Corporation, a Delaware corporation (the “Company”) filed a Registration Statement on Form S-8 (No. 333-221277) (the “Prior Registration Statement”) with the Securities and Exchange Commission, registering 12,000,000 shares of the Company’s Class A Common Stock, $0.01 par value (the “Common Stock”), to be issued pursuant to the EP Energy Corporation Employment Inducement Plan (the “Plan”). This Post-Effective Amendment No. 1 to the Prior Registration Statement on Form S-8 is being filed in order to deregister all shares of Common Stock that were registered under the Prior Registration Statement and remain unissued under the Plan.

As previously disclosed, on October 3, 2019, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas seeking relief under chapter 11 of title 11 of the United States Code.

The Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 3, 2020.

EP ENERGY CORPORATION

By:	/s/ Jace D. Locke
Jace D. Locke
Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this post-effective amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.

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